EXHIBIT 99.1

KENILWORTH HOLDS ANNUAL SHAREHOLDERS MEETING

Mineola, NY September 15, 2005.  Kenilworth Systems Corporation (OTC Pink Sheets: KENS).  Gino Scotto, CEO of Kenilworth announced today that all proposals submitted to the shareholders at the annual meeting held on September 13, 2005 were duly approved.  This included the reelection of the Company’s existing directors and the addition of Paul Nusbaum to the Board; the increase in Kenilworth’s authorized common stock to 500,000,000 shares, which required a majority of the outstanding common shares; and all the other proposals.

The Company engaged Twisted Pear Consulting, Inc., a well-known technology consulting firm to obtain for Kenilworth a domestic set top box manufacturer and  to seek out digital satellite and digital cable providers to use the Kenilworth boxes.  Kenilworth’s boxes will be able to manage wagering on live in-progress casino table games and casino table game tournaments as additions to the present functions of the boxes.

Last month Herbert Lindo filed an application for a patent with the U.S. Patent & Trademark Office, which he assigned to the Company, for a “Multi-Use Gaming Machine.”

Abstract of the Invention:

A Multi-Use Gaming Machine would allow the playing of a game, which would be programmed in the gaming machine by its manufacturer, for interactive play of a game taking place at a remote location and would require a common video display and also a touch screen for selecting the wager and displaying the results of the game being played by a player at the gaming machine.  The gaming machine would have to include a touch screen corresponding to a betting grid of the game taking place at the remote location by which wagers can be placed on the remote game, and a computer that could record account balances for the gaming machine.  The gaming machine could also be used for tournament play with a number of other gaming machines if there was a data processing manager, a counter that sets a predetermined number of games for the tournament and a communication link by which the data processor could obtain and store the running account balances of all of the gaming machines after completion of a game.  The data processor would have to determine the tournament winner.  Data of the gaming machine having the highest account balance would also be provided to all of the gaming machines after each game.

The invention, if and when the equipment can be successfully developed, of which there are no assurances, would permit Video Lottery Terminals and other video slot machines to also play along with live in-progress remote casino table games, wherever Video Lottery or other slot machines are legally available, increasing lottery and other state revenues.

Forward Looking Statement

This press release my be deemed to contain certain forward-looking statements with respect to the business, financial condition, results of operations of Kenilworth and its subsidiaries which involves numerous risks and uncertainties including, but not limited to: our ability to obtain the necessary working capital plus additional funds to develop and expand our proposed business, obtain experienced management to further the business plans of Kenilworth, the ability to obtain necessary regulatory approvals from various regulatory bodies, economic conditions and other risks described in the Company’s Annual Report filed on Form 10-K/A for its year ending December 31, 2004 and subsequent reports filed thereafter.

Contact:    Andrew Hirko, Senior Vice President, Kenilworth Systems Corp. (516) 741-1352, Roulabette@aol.com.